                                   EX-99.B(h)invindem

Waddell & Reed Advisors Asset Strategy Fund, Inc.
Waddell & Reed Advisors Cash Management, Inc.
Waddell & Reed Advisors Continental Income Fund, Inc.
Waddell & Reed Advisors Funds, Inc.
Waddell & Reed Advisors Global Bond Fund, Inc.
Waddell & Reed Advisors Government Securities Fund, Inc.
Waddell & Reed Advisors High Income Fund, Inc.
Waddell & Reed Advisors International Growth Fund, Inc.
Waddell & Reed Advisors Municipal Bond Fund, Inc.
Waddell & Reed Advisors Municipal High Income Fund, Inc.
Waddell & Reed Advisors Municipal Money Market Fund, Inc.
Waddell & Reed Advisors New Concepts Fund, Inc.
Waddell & Reed Advisors Retirement Shares, Inc.
Waddell & Reed Advisors Small Cap Fund, Inc.
Waddell & Reed Advisors Tax-Managed Equity Fund, Inc.
Waddell & Reed Advisors Value Fund, Inc.
Waddell & Reed Advisors Vanguard Fund, Inc.
W&R Funds, Inc.
W&R Target Funds, Inc.
Waddell & Reed InvestEd Portfolios, Inc.

                     INDEMNIFICATION AND UNDERTAKING

WHEREAS:

     1. Waddell & Reed Services Company ("WRSCO") is the Shareholder
Servicing Agent or Administrative and Shareholder Servicing Agent, as
applicable, for each of the above listed corporations (the "Funds")
pursuant to substantially identical agreements with each of the above corporations. Waddell & Reed, Inc. ("W&R") is the parent corporation of
WRSCO and of Waddell & Reed Investment Management Company ("WRIMCO").
WRIMCO is a party to an Investment Management Agreement with each of the above identified corporations pursuant to which the aforesaid Shareholder
Servicing Agreements or Administrative and Shareholder Servicing
Agreements, as applicable, are authorized.

     2. WRSCO has not caused any of the Funds to file nor has any Fund filed reports with any authority of any state with respect to shares held of record by shareholders of the Funds for whom WRSCO, as agent for the
Funds, does not have a current valid address and has not transferred any shares held by such shareholders nor paid over any dividends owed to them to any authority of any state.

     3. Many of the states where the last known address of shareholders for whom WRSCO does not have a valid current address, including the state of
Kansas, in which WRSCO, W&R, WRIMCO and the Funds' principal places of business are located, have laws with respect to the transfer to state authorities of shares of and dividends owed to shareholders for whom the corporation or its transfer agent do not have, and have not had, valid addresses for various periods of years. Such laws are often designated the
Uniform Disposition of Unclaimed Property Act and are popularly referred to as escheat laws (hereafter escheat laws). These laws may provide for interest, penalties and other sanctions against corporations who fail to file reports with the particular state or fail to transfer shares and monies owed to aforesaid shareholders for whom the corporation and/or its transfer agent does not have current valid addresses.

NOW THEREFORE,

     In consideration of the fees payable to and in clarification of the duties owed by WRSCO under the Shareholder Servicing Agreements or
Administrative and Shareholder Servicing Agreements, as applicable, between it and each of the Funds, WRSCO, WRIMCO and W&R at the request of WRSCO, and in consideration of WRSCO's obligations and undertakings, joint and severally, hereby -

     1. Agree and undertake to hold each Fund harmless from any losses, damages or expenses, including reasonable counsel's fees and expenses, resulting from the imposition, or threatened imposition, on that Fund by any state authority under state escheat laws of any penalty, fine or interest charges arising out of or connected with the failure of that Fund and/or WRSCO to file any report with any state or transfer with respect to holdings of shareholders for whom WRSCO does not have a current valid address, or to transfer or pay over to any state authority shares owned by or dividends payable to such shareholders.

     2. This undertaking shall be deemed to apply to any claim under escheat laws for penalty, fine or interest or similar monetary sanction whether arising out of past failures or future failures of WRSCO to file or cause a Fund to file reports and/or transfer shares or monies owed by a
Fund to the shareholders for whom it does not have a current valid address.

Dated this 22nd day of August, 2001.

                    Waddell & Reed, Inc.

(SEAL)

                    By:  /s/Daniel C. Schulte
                            ----------------------------------------
                            Daniel C. Schulte, Senior Vice President

                    Waddell & Reed Services Company

(SEAL)

                    By:  /s/Daniel C. Schulte
                            ----------------------------------------
                            Daniel C. Schulte, Senior Vice President

                    Waddell & Reed Investment Management Company

(SEAL)

                    By:  /s/Daniel C. Schulte
                            ----------------------------------------
                            Daniel C. Schulte, Senior Vice President